August 22, 2022

Rebecca Orcutt
435 S Gaylord Street
Denver, CO 80209

Dear Rebecca,

Based on your performance to date and commitment to Modivcare, we are pleased to offer you the position of Sr. Vice President and Chief Accounting Officer. In addition to confirming our offer, this letter will detail the terms and conditions of your employment.

Assumption of Duties: Your start date will be August 22nd, 2022, for you to assume the position of Sr. Vice President and Chief Accounting Officer. You will report to Heath Sampson and your work location will be 6900 Layton Avenue, Suite 1200, Denver, CO 80237.

Base Salary: Your new base salary will be $305,000.00 payable in bi-weekly installments, less applicable taxes and deductions. Compensation reviews are conducted April of each year based on prior year performance and results.

Short-Term Cash Incentive Bonus

You are eligible to participate in a short-term incentive bonus program in the calendar year 2022. Your target bonus will be 40% of your base salary. Your short-term cash incentive bonus will be payable, less applicable taxes and deductions, at such time as cash incentive bonuses are paid to employees, generally and unless otherwise specified, at the end of the first quarter of the year following the year to which the bonus relates. The performance targets for the short-term cash incentive bonus are set by the Compensation Committee of the Board of Directors and will be based on individual and organizational performance. The actual amount of any short-term cash incentive bonus will be determined in the discretion of the Compensation Committee based on its assessment of the actual performance against the goals and conditions established for the year and, based on that assessment, no bonus may be paid at all.

Long-Term Cash Incentive Bonus

Beginning in the calendar year 2022, you will be eligible to receive equity grants under the company’s long-term equity incentive program, with the actual amount, form and terms and conditions of any such awards determined by the Compensation Committee in its sole discretion, and at a grant date by the Compensation Committee. For calendar year 2022, you will be eligible to receive an equity award with a target grant date value equal to 40% of your base salary, comprised of 75% restricted stock units (RSUs) and 25% options.

“At will” Employment and Termination of Employment

This letter reflects the entire agreement regarding the terms and conditions of your employment. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject. This letter is not an employment contract and should not be construed or interpreted as containing any guarantee of continued employment. The employment relationship at Modivcare is by mutual consent ("Employment-At-Will"). This means that employees have the right to terminate their employment at any time and for any reason. Likewise, Modivcare reserves the right to discontinue your employment with or without cause at any time and for any reason.

As a Vice President you will be eligible in certain circumstances to receive severance payments for a six-month period following termination of your employment with Modivcare as detailed in the severance policy adopted by the Board of Directors (the “Severance Policy”), subject to the terms and conditions of the Severance Policy, including, without limitation, that your termination of employment be without Cause (as defined in the Severance Policy) and that you sign a release of claims against Modivcare.

Professional Requirements

You will continue to be subject to (and hereby acknowledge) our Corporate Ethics program and will be required to maintain a standard of legal and ethical conduct consistent with such program. Other terms and guidelines for your employment are set forth in our employee handbook, which you will have access to through our employee portal.

You also represent and warrant that you continue to be legally available to work for Modivcare, that you have the full legal right and authority to negotiate and accept this revised offer letter of employment and to render the services as required under this revised offer letter, and that by negotiating, accepting and signing such revised offer letter and rendering such services, you will not have breached or violated and will not breach or otherwise violate any contract or legal obligation that you may owe to any third party. You further represent and warrant that you have not and will not breach or violate any contract or legal obligation owed to any third party, e.g., a fiduciary obligation owed to any prior employer. If for any reason whatsoever, any of the foregoing representations or warranties are untrue or inaccurate, or become untrue or inaccurate after the date hereof, in any respect, then Modivcare shall have the right to terminate your employment for Cause.

Restrictive Covenants Agreement

Modivcare intends to honor your ongoing confidentiality obligations and you agree to abide by Modivcare’s strict company policy that prohibits any new employee from using or bringing with them from any prior employer any proprietary information, trade secrets, proprietary materials or processes of such former employers.

Concurrent with this offer letter, you will be required to sign Modivcare’s Restricted Covenants Agreement (“RCA”), a copy of which is provided herewith. At the termination of your employment, you will be reminded of your continuing duties under the RCA. Please read the RCA carefully.

Severability

In the event that any provision or portion of this letter shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this letter shall be unaffected thereby and shall remain in full force and effect to the fullest extent not prohibited by law. You and the firm hereby agree that the court or arbitrator making any such determination shall modify and reform any parts of this letter determined to be invalid or unenforceable, to the extent necessary (and not further than necessary), so as to render them valid and enforceable, or if the court or arbitrator cannot so reform such provision, then such part shall be deemed to have been stricken from this letter with the same force and effect as if such part or parts had never been included.

Section 409A Compliance

Notwithstanding any inconsistent provision herein, to the extent Modivcare determines in good faith that (a) one or more of the payments or benefits received or to be received by you pursuant hereunder in connection with your termination of employment would constitute deferred compensation subject to the rules of Internal Revenue Code Section 409A (“Section 409A”) and not exempt from Section 409A, and (b) that you are a “specified employee” under Section 409A, then only to the extent required to avoid your incurrence of any additional tax or interest under Section 409A, such payment or benefit will be delayed until the earlier of your death or the date which is six (6) months after your “separation from service” within the meaning of Section 409A. For purposes of Section 409A of the Code, each right to receive payment hereunder shall be treated as a right to receive a series of separate payments and, accordingly, any installment payment shall at all times be considered a separate and distinct payment. Anything herein to the contrary notwithstanding, the terms of this letter shall be interpreted and applied in a manner consistent with the requirements of Section 409A the regulations promulgated thereunder so as not to subject you to the payment of any tax penalty or interest which may be imposed by Section 409A of the Code and Modivcare shall have no right to accelerate or make any payment hereunder except to the extent such action would not subject you to the payment of any tax penalty or interest under Section 409A. If, under the terms of this Agreement, it is possible for a payment that is subject to Section 409A to be made in two separate taxable years, payment shall be made in the later taxable year.

To the extent that any reimbursements pursuant to this Agreement or otherwise are taxable to you, any reimbursement payment due to you shall be paid to you on or before the last calendar day of your taxable year following the taxable year in which the related expense was incurred; provided, that, you have provided Modivcare written documentation of such expenses in a timely fashion and such expenses otherwise satisfy Modivcare’s expense reimbursement policies. Reimbursements pursuant to this Agreement or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that you receive in one taxable year shall not affect the amount of such reimbursements that you receive in any other taxable year.

Withholding

All amounts payable to you hereunder will be subject to customary tax and other withholdings.

Entire Agreement

This offer letter and the Restrictive Covenants Agreement constitutes the entire agreement between you and Modivcare pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter.

This letter reflects the entire agreement regarding the terms and conditions of your employment. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject. This letter is not an employment contract and should not be construed or interpreted as containing any guarantee of continued employment. The employment relationship at Modivcare is by mutual consent ("Employment-At-Will"). This means that employees have the right to terminate their employment at any time and for any reason. Likewise, Modivcare reserves the right to discontinue your employment with or without cause at any time and for any reason.

Rebecca, Modivcare is committed to your professional development. We have been and continue to be a fast-growing company. Your ability to move forward in the organization is limited only by your drive, initiative, teamwork abilities, and the quality of your overall performance.

We hope that you are as excited as we are about this opportunity, and we look forward to hearing your positive response to this letter by 8/24/2022. If you agree with the terms of this offer of employment, please electronically sign this letter using the link in the email that sent this letter.

Sincerely,

/s/ L. Heath Sampson
Heath Sampson
Chief Executive Officer, Modivcare

Accepted By:
/s/ Rebecca Orcutt     August 22, 2022
Rebecca Orcutt          Date